As filed with the Securities and Exchange Commission on May 18, 2018

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

THESTREET, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-2359345
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

14 Wall Street, 15th Floor

New York, New York 10005
(Address of Principal Executive Offices) (Zip Code)

TheStreet, Inc. 2007 Performance Incentive Plan

Nonqualified Stock Option Awards
(Full title of the plans)

David Callaway

President and Chief Executive Officer

14 Wall Street, 15th Floor
New York, New York 10005
(212) 321-5000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Karen Dempsey, Esq.

Orrick, Herington and Sutcliffe, LLP

405 Howard Street

San Francisco, CA 94105

(415) 773-5700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☐

Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE
Title of Securities To Be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	5,200,000(1)(2)	$1.855(3)	$9,646,000.00(3)	$1,200.93(3)
Common Stock, par value $0.01 per share	2,350,000(1)(4)	$1.855(3)	$4,359,250.00(3)	$542.73(3)
Total			$14,005,250.00	$1,743.66

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (“Registration Statement”) covers an indeterminate number of additional shares of the common stock (“Common Stock”) of TheStreet, Inc. (the “Registrant”) that may become issuable because of any future stock split, stock dividend or similar adjustment of Common Stock.

(2)	Represents the number of shares of Common Stock issuable pursuant to awards granted under the Registrant’s TheStreet, Inc. 2007 Performance Incentive Plan (the “Plan”).

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share is estimated to be $1.855, based on the average of the high sales price ($1.89) and the low sales price ($1.82) for Common Stock as reported on the Nasdaq Capital Market on May 11, 2018.

(4)	Represents the number of shares of Common Stock issuable upon the exercise of non-qualified stock option awards that were granted outside of the Plan (the “Inducement Awards”) in accordance with Nasdaq Listing Rule 5635(c)(4), as an inducement material to entry into employment with the Registrant.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in this Part I will be delivered to the participants in the Plan and the individuals holding the Inducement Awards in each case as required by Rule 428(b)(1) of the Securities Act. Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference in this Registration Statement the following documents filed with the Commission:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed on March 13, 2018;

(b) All reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2017, including the Registrant’s Quarterly Report on Form 10-Q for the first fiscal quarter of 2018 ended on March 31, 2018, filed on May 14, 2018; and

(c) The description of Common Stock contained in our registration statement on Form 8-A, as filed with the Commission on April 14, 1999, including any amendments or reports filed for the purposes of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date hereof (excluding any documents or portions of such documents that are furnished under Item 2.02 or Item 7.01 of a current report on Form 8-K and any exhibits included with such Items), and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides, in general, that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

The Registrant’s Amended and Restated Bylaws and Restated Certificate of Incorporation provide that the Registrant will indemnify its directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the Delaware General Corporation Law, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. Any repeal or modification of these provisions approved by the Registrant’s stockholders will be prospective only and will not adversely affect any limitation on the liability of any of the Registrant’s directors or officers existing as of the time of such repeal or modification.

The Registrant has also obtained insurance covering its directors and officers for liability arising out of their respective actions.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

The following documents are filed as exhibits to this Registration Statement.

Exhibit No.	Description of Exhibit

5.1*	Opinion of Orrick, Herrington & Sutcliffe LLP

23.1*	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1)

23.2*	Consent of Independent Registered Public Accounting Firm

24.1*	Power of Attorney (included in the signature page to this Registration Statement)

99.1	TheStreet, Inc. 2007 Performance Incentive Plan (incorporated by reference to Appendix A of the Registrant’s Proxy Statement for its 2018 Annual Meeting of Stockholders, filed with the Commission on April 16, 2018)

99.2	Stock Option Award Agreement between the Company and David Callaway dated July 6, 2016

99.3*	Stock Option Award Agreement between the Company and Jeff Davis dated November 1, 2016

99.4*	Stock Option Award Agreement between the Company and Margaret de Luna dated March 31, 2016

99.5	Stock Option Award Agreement between the Company and Eric Lundberg dated January 19, 2016

99.6*	Stock Option Award Agreement between the Company and Robert Kondracki dated June 17, 2016

99.7*	Stock Option Award Agreement between the Company and Heather Mars dated June 27, 2016

99.8*	Stock Option Award Agreement between the Company and Terri Smith dated September 12, 2016

99.9*	Form of Stock Option Grant Agreement under the Company’s 2007 Performance Incentive Plan (for grants made on or after May 18, 2018).

99.10*	Form of Restricted Stock Unit Agreement under the Company’s 2007 Performance Incentive Plan (for grants made on or after May 18, 2018).

99.11*	Form of Cash Award Agreement under the Company’s 2007 Performance Incentive Plan.

* Filed herewith.

Item 9.       Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 18, 2018.

THESTREET, INC.

By:
/s/ David Callaway
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Eric Lundberg, Heather Mars and Jared Verteramo, each of them acting individually, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, in his or her name and on his or her behalf, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Callaway	President and Chief Executive Officer	May 18, 2018
David Callaway	(Principal Executive Officer)
/s/ Eric Lundberg	Chief Financial Officer	May 18, 2018
Eric Lundberg	(Principal Financial Officer and Principal Accounting Officer)
/s/ Lawrence S. Kramer	Chairman of the Board of Directors	May 18, 2018
Lawrence S. Kramer
/s/ James J. Cramer	Director	May 18, 2018
James J. Cramer
/s/ Bowers W. Espy	Director	May 18, 2018
Bowers W. Espy
/s/ Sarah Fay	Director	May 18, 2018
Sarah Fay
/s/ Betsy Morgan	Director	May 18, 2018
Betsy Morgan
/s/ Kevin Rendino	Director	May 18, 2018
Kevin Rendino
/s/ Stephen R. Zacharias	Director	May 18, 2018
Stephen R. Zacharias

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